CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated January 23, 2004, accompanying the consolidated financial statements included in the 2003 Annual Report of First Chester County Corporation and subsidiaries on Form 10-K for the year ended December 31, 2003. We hereby consent to the incorporation by reference of said reports in the Registration Statements of First Chester County Corporation on Forms S-8 and Forms S-3 (File No. 333-09241, effective July 31, 1996, File No. 333-15733, effective November 7, 1996, File No. 333-33411, effective August 12, 1997, File No. 333-33175, effective August 8, 1997, File No. 333-69315, effective December 21, 1998, File No. 333-107739 effective date August 7, 2003 and File No. 333-107763 effective date August 8, 2003).



/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania
March 15, 2004